Exhibit 99.1
Commercial Metals Company Reports
Strongest Second Quarter in Its History; Outlook Strong
     Irving, TX — March 21, 2006 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $80.1 million or $1.29 per diluted share on net sales of $1.6 billion for the quarter ended February 28, 2006, ranking it as the strongest second quarter ever reported for the Company and the second best quarter in history. This compares with net earnings of $56.6 million or $0.91per diluted share on net sales of $1.6 billion for the second quarter last year. This year’s second quarter included after-tax LIFO income of $2.6 million or $0.04 per diluted share compared with an expense of $2.6 million or $0.04 per share in last year’s second quarter.
     Net earnings for the six months ended February 28, 2006 were $150 million or $2.44 per diluted share on net sales of $3.3 billion. For the same period last year, net earnings were $130 million or $2.11 per diluted share on net sales of $3.1 billion. For the six months ended February 28, 2006, after-tax LIFO expense was $11.5 million or $0.19 per share compared with an expense of $24.8 million or $0.40 per share last year.
     CMC Chairman and Chief Executive Officer Stanley A. Rabin said, “We again generated outstanding profits in what is typically our weakest quarter, results which exceeded our expectations and after a period of declining steel prices in many parts of the world. As we anticipated, the second quarter reflected some seasonal softness, although abnormally dry weather in the southwest U.S. aided shipping levels. Profitability was relatively strong in all of our segments except for CMCZ, but it performed better than the prior year as well. Currency changes were not significant. Our outlook for the third quarter and second half remains
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(CMC Second Quarter Fiscal 2006 – Page 2)
very positive. As discussed in more detail later in this release, we believe product demand should accelerate further, and volume and prices remain strong. We anticipate third quarter LIFO diluted net earnings per share between $1.25 and $1.40.”
Domestic Mills
     Rabin added, “Our Domestic Mills segment’s adjusted operating profit at $71 million was nearly double last year’s historically strong second quarter. The LIFO expense was $686 thousand pre-tax in this year’s second quarter compared with $983 thousand expense last year. Within the segment, adjusted operating profit for our steel minimills was almost 65% greater than a year earlier on the strength of higher selling prices combined with seasonally high finished goods shipments as well as a lower average cost for scrap utilized. Compared with last year’s second quarter, the metal spread increased by 11% to $293 per ton. On a year-to-year basis, tonnage melted for the second quarter was up 8% to 577 thousand tons; tonnage rolled was 532 thousand tons, 13% above last year’s second quarter; and shipments gained 19% to 603 thousand tons. Our average total mill selling price was $26 per ton above last year’s level, and the average selling price for finished goods was up by $26 per ton to $516 per ton. By product line, the price premium of merchant bar over reinforcing bar remained relatively wide at $88 per ton. The average scrap purchase cost increased by 1% versus a year ago to $184 per ton. Total utility costs increased dramatically by $8.7 million compared with the second quarter last year, with increases in both electricity and natural gas. Year-over-year costs for ferroalloys, graphite electrodes and other supplies were mixed, while transportation rates rose significantly.
     “The copper tube mill recorded an adjusted operating profit of $6.1 million, substantially above that of last year’s second quarter. Included was a pre-tax LIFO expense of $1.7 million compared to a $1 million expense last year. Better supply/demand conditions in the industry resulted in an increased average selling price of $2.84 per pound and metal spreads widened to $1.11 per pound, up from 68 cents per pound, more than offsetting the pronounced rise in the cost of copper scrap. Against the same period last year, copper tube production edged higher to 16.7 million pounds while shipments were down 2% to 15.7 million pounds.”
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(CMC Second Quarter Fiscal 2006 – Page 3)
CMCZ
     Rabin continued, “The Polish steel operation recorded a small adjusted operating loss of $584 thousand on a 100%-owned basis compared with an adjusted operating loss of $4.5 million the previous year. Operating levels and shipments were up significantly compared with the second quarter of fiscal 2005, even though severe weather slowed construction in Poland and surrounding areas; however, prices and margins continued to be squeezed. Exports did increase despite the relatively strong Polish Zloty. For the quarter, tons melted equaled 285 thousand versus 203 thousand last year; rolled tons equaled 261 thousand against 206 thousand last year; and shipments totaled 285 thousand tons (including billets) compared with 208 thousand last year. Meanwhile, the average selling price fell to PLN 1,238 per ton (including 7% billets) from PLN 1,523 per ton (including 7% billets) with particular weakness in the wire rod market. Accordingly, the average metal margin decreased further to PLN 546 per ton from an already inadequate PLN 619 per ton. During January 2006, we began to commission the new mega-shredder and construction of the greenfield rebar fabrication plant will begin shortly.”
Domestic Fabrication
     Rabin said, “Profitability in the Domestic Fabrication segment was a record for a second quarter. We recorded an 80% increase in adjusted operating profit to $38.5 million, including $9.7 million pre-tax LIFO income (reduced inventories). Last year’s pre-tax LIFO expense was $4.6 million. Total shipments jumped 23% compared with the prior year’s second quarter and were up across-the-board for the various product areas. Realized selling prices were mostly higher, with all products sustaining strong levels. Construction activity was relatively strong in all areas. Public and institutional construction continued at a very solid level, and various sectors of commercial construction showed further improvement. Almost all product areas – rebar fabrication, construction-related products (CRP), steel fence posts, steel joist manufacturing, cellular beam manufacturing, structural steel fabrication, and heat treating – contributed to the improvement in profitability. Shipments from our fab plants totaled 363 thousand tons, while the composite average fab selling price (excluding stock and buyouts) increased by $22 per ton.”
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(CMC Second Quarter Fiscal 2006 – Page 4)
Recycling
     According to Rabin, “The Recycling segment achieved a near record second quarter with net sales up by 21% compared with one year ago, marked by record nonferrous price levels. The adjusted operating profit of $18.6 million was off 7% from last year’s record second quarter. LIFO expense was $3.2 million pre-tax this quarter versus an income of $1.0 million the prior year. The ferrous scrap market was still strong – and notably volatile – although on balance down in price from the second quarter of last year. Versus last year, the average ferrous scrap sales price for the quarter decreased by 4% to $190 per short ton while stock shipments increased 6% to 490 thousand short tons. The average nonferrous scrap sales price for the quarter jumped by 33% compared with a year ago, while nonferrous stock shipments were 3% higher. Inventory turnover across the board remained extremely rapid. The total volume of scrap processed, including all our domestic processing plants, equaled 862 thousand tons against 822 thousand tons last year.”
Marketing and Distribution
     “Adjusted operating profit for the Marketing and Distribution segment of $12.9 million was significantly below last year’s very strong second quarter on considerably lower net sales, mostly due to what we believe were temporary factors,” Rabin said. “Business was mixed by geography and product line. This segment recorded LIFO expense of $1.8 million pre-tax compared with pre-tax income of $519 thousand the year before. Global sales and prices of steel declined, especially in Europe and Asia, resulting in lower profitability for this large product line. The margins for aluminum, copper and stainless steel semis decreased over the prior year, and sales and margins for industrial materials and products were down as well from recent record levels. Our value-added downstream and processing businesses continued to perform well, although not as robust as recent quarters because of the generally weaker steel markets.”
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(CMC Second Quarter Fiscal 2006 – Page 5)
Financial Condition
     According to Rabin, “Our financial position remains strong. At February 28, 2006, our stockholders’ equity exceeded $1 billion for the first time. At quarter end, our working capital was $962 million, and the current ratio was 2.2. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 26%, as was the ratio of total debt to total capitalization plus short-term debt. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ.
     “Following up on the Company’s previously announced intent to increase the regular quarterly cash dividend, on March 13, 2006, the board declared a cash dividend of 10 cents per share, up from the prior 6 cents per share. This increase, effective with the dividend to be paid on April 21, 2006, to stockholders of record April 7, 2006, represents an increase of 67%.”
Outlook
     Rabin continued, “As the quarter ended, the global steel market in particular had reversed course, resulting in another price rally. The end of de-stocking in most markets, disciplined production rates by EU mills, and a rapid Asian turnaround all contributed to the upswing. Generally good economic conditions prevail. Manufacturing activity continues to expand. While residential construction in the U.S. has pulled back from its peak, worldwide non-residential construction notably is expected to strengthen. More specifically, construction materials generally are in strong demand. Our domestic steel mill markets continue at relatively strong levels, underpinned by the growing U.S. economy and solid construction markets. Imports of carbon steel bar products recently have increased into the U.S.; although at reasonable levels relative to demand, the situation bears watching. Our mill shipments should accelerate during the third quarter, and steel prices should remain firm. Steel scrap prices remain relatively strong, domestically and internationally, although a continuation of the unprecedented price volatility we have seen in recent quarters appears inevitable. The outlook for nonferrous markets remains favorable, although prices are off from recent highs. Demand for downstream products and services remains vibrant.
     “Accordingly, total earnings from our domestic steel mills should remain strong during the third quarter. The copper tube business should be steady at the improved level. Results at CMCZ are expected to improve significantly based on increased selling prices and shipments. Our anticipation remains that fabrication profits will expand yet
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(CMC Second Quarter Fiscal 2006 – Page 6)
further given robust prices and volumes. Our Recycling segment will again post strong results buoyed by relatively firm markets. We expect the Marketing and Distribution segment to pick up again, driven by higher volume and margins in various steel markets, led by firmer market conditions in China.”
     CMC invites you to listen to a live broadcast of its second quarter 2006 conference call on Tuesday, March 21, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman and CEO, Murray McClean, President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
     Paragraphs three, twelve and thirteen (Outlook) of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, currency valuation, production rates, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipate,” “believe,” “ought,” “should,” “likely,” “appears,” “outlook,” “projected,” “forecast,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
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CMC Second Quarter Fiscal 2006 – Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/06	2/28/05	2/28/06	2/28/05

Net Sales	$1,639,487	$1,597,313	$3,285,185	$3,126,385

Costs and Expenses:
Cost of goods sold	1,388,883	1,388,792	2,813,613	2,684,900
Selling, general and administrative expenses	118,623	113,630	225,357	223,435
Interest expense	6,952	8,517	13,876	15,818

	1,514,458	1,510,939	3,052,846	2,924,153

Earnings Before Income Taxes and Minority Interests	125,029	86,374	232,339	202,232

Income Taxes	45,504	31,709	82,945	70,984

Earnings before Minority Interests	79,525	54,665	149,394	131,248

Minority Interests	(578)	(1,910)	(333)	948

Net Earnings	$80,103	$56,575	$149,727	$130,300

Basic earnings per share	$1.36	$0.95	$2.57	$2.20
Diluted earnings per share	$1.29	$0.91	$2.44	$2.11
Cash dividends per share	$0.06	$0.06	$0.12	$0.11
Average basic shares outstanding	58,775,891	59,489,851	58,371,850	59,097,619
Average diluted shares outstanding	61,915,314	62,427,957	61,429,080	61,664,332
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/28/06	2/28/05	2/28/06	2/28/05

Net Sales
Domestic Mills	$366,170	$283,835	$735,949	$599,597
CMCZ	112,584	107,644	219,916	230,758
Domestic Fabrication	408,156	330,886	808,679	657,526
Recycling	272,013	224,510	508,412	444,980
Marketing and Distribution	642,184	749,004	1,326,742	1,429,599
Corporate and Eliminations	(161,620)	(98,566)	(314,513)	(236,075)

Total Net Sales	$1,639,487	$1,597,313	$3,285,185	$3,126,385

Adjusted Operating Profit (Loss):
Domestic Mills	$70,767	$39,248	$135,686	$93,189
CMCZ	(584)	(4,542)	948	7,773
Domestic Fabrication	38,494	21,372	56,691	42,706
Recycling	18,592	20,073	32,426	39,848
Marketing and Distribution	12,934	23,215	35,989	46,584
Corporate and Eliminations	(7,425)	(3,465)	(13,952)	(10,268)
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(CMC Second Quarter Fiscal 2006 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2006	2005

Assets:
Current Assets:
Cash and cash equivalents	$72,111	$119,404
Accounts receivable, net	901,040	829,192
Inventories	765,825	706,951
Other	52,087	45,370

Total Current Assets	1,791,063	1,700,917

Net Property, Plant and Equipment	532,163	505,584

Goodwill	30,542	30,542

Other Assets	117,602	95,879

	$2,471,370	$2,332,922

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$439,545	$408,342
Accounts payable – documentary letters of credit	100,109	140,986
Accrued expenses and other payables	238,407	293,598
Income taxes payable and deferred income taxes	40,867	40,126
Short-term trade financing arrangements	—	1,667
Current maturities of long-term debt	9,743	7,223

Total Current Liabilities	828,671	891,942

Deferred Income Taxes	45,579	45,629
Other Long-Term Liabilities	72,703	58,627
Long-Term Debt	391,973	386,741
Minority Interests	52,059	50,422

Stockholders’ Equity	1,080,385	899,561

	$2,471,370	$2,332,922

	Three months ended		Six months Ended
(Short Tons in Thousands)	2/28/06	2/28/05	2/28/06	2/28/05

Domestic Steel Mill Rebar Shipments	273	188	543	420
Domestic Steel Mill Structural and Other Shipments	330	318	684	632
CMCZ Shipments	285	208	542	460

Total Mill Tons Shipped	888	714	1,769	1,512

Average FOB Mill Domestic Selling Price (Total Sales)	$500	$474	$495	$479
Average Domestic Mill Ferrous Scrap Purchase Price	$184	$181	$184	$185
Average FOB Mill CMCZ Selling Price (Total Sales)	$381	$494	$389	$481
Average CMCZ Ferrous Scrap Purchase Price	$179	$207	$176	$227

Fab Plant Rebar Shipments	232	196	469	421
Fab Plant Structural, Joist, and Post Shipments	131	100	257	203

Total Fabrication Tons Shipped	363	296	726	624

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$871	$849	$857	$835

Domestic Scrap Metal Tons Processed and Shipped	862	822	1,701	1,650
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(CMC Second Quarter Fiscal 2006 – Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/06	2/28/05

Cash Flows From (Used by) Operating Activities:
Net earnings	$149,727	$130,300
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	39,678	37,846
Business interruption insurance recovery	—	(4,500)
Minority interests	(333)	948
Provision for losses on receivables	1,841	3,012
Share-based compensation	4,424	27
Net gain on sale of assets and other	(1,098)	(1,027)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(75,138)	(82,198)
Accounts receivable sold	—	26,238
Inventories	(57,967)	(99,255)
Other assets	(23,577)	(5,494)
Accounts payable, accrued expenses, other payables and income taxes	(24,909)	(50,164)
Deferred income taxes	(635)	(30)
Other long-term liabilities	13,062	8,993

Net Cash Flows From (Used By) Operating Activities	25,075	(35,304)

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(59,460)	(40,141)
Sales of property, plant and equipment	3,672	2,598
Acquisitions of fabrication businesses	(5,140)	(2,950)

Net Cash Used By Investing Activities	(60,928)	(40,493)

Cash Flows From (Used by) Financing Activities:
Increase (Decrease) in documentary letters of credit	(40,877)	26,207
Payments on trade financing arrangements	(1,667)	(11,378)
Short-term borrowings, net change	—	9,583
Payments on long-term debt	—	(423)
Proceeds from issuance of long-term debt	6,040	—
Stock issued under incentive and purchase plans	21,172	14,121
Dividends paid	(7,005)	(6,519)
Tax benefits from stock plans	9,726	8,168

Net Cash From (Used By) Financing Activities	(12,611)	39,759
Effect of Exchange Rate Changes on Cash	1,171	1,654

Decrease in Cash and Cash Equivalents	(47,293)	(34,384)
Cash and Cash Equivalents at Beginning of Year	119,404	123,559

Cash and Cash Equivalents at End of Period	$72,111	$89,175

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(CMC Second Quarter Fiscal 2006 – Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/06	2/28/06

Net earnings	$80,103	$149,727
Interest expense	6,952	13,876
Income taxes	45,504	82,945
Depreciation and amortization	20,408	39,678

EBITDA	$152,967	$286,226

EBITDA to interest coverage
for the quarter ended February 28, 2006:	for the six months ended February 28, 2006:
$152,967 / 6,952 = 22.0	$286,226 / 13,876 = 20.6
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2006 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,080,385
Long-term debt	391,973
Deferred income taxes	45,579

Total capitalization	$1,517,937
Other Financial Information
Long-term debt to cap ratio as of February 28, 2006:
Debt divided by capitalization
     $391,973 / 1,517,937 = 25.8%
Total debt to cap plus short-term debt ratio as of February 28, 2006:
     ($391,973 + 9,743) / (1,517,937 + 9,743) = 26.3%
Current ratio as of February 28, 2006:
Current assets divided by current liabilities
     $1,791,063 / 828,671 = 2.2
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2006-13